                                                                     Exhibit 11

                      WATERS CORPORATION AND SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               NINE MONTHS ENDED
                                                              --------------------
                            AUGUST 19, TO      YEAR ENDED     SEPTEMBER  SEPTEMBER
                          DECEMBER 31, 1994 DECEMBER 31, 1995 30, 1995   30, 1996
                          ----------------- ----------------- ---------  ---------
Historical
Common stock
 outstanding, beginning
 of period..............        21,482            21,482        21,482     28,796
Weighted average cheap
 stock..................         3,540             3,136         3,540        --
Weighted average number
 of common stock
 equivalent shares......           --                266           --       5,189
Weighted average number
 of shares in connection
 with the Company's IPO
 and upon exercise of
 the Warrant............           --                840           --         --
Weighted average shares
 issued upon exercise of
 stock options..........           --                --            --          46
Less: Assumed purchase          (1,170)           (1,162)       (1,170)    (2,504)
 of treasury shares.....      --------           -------      --------    -------
Weighted average number         23,852            24,582        23,852     31,527
 of common shares.......      ========           =======      ========    =======
(Loss) income from
 continuing operations..      $(80,191)          $14,113       $12,097    $ 4,717
(Loss) from discontinued
 operations
Extraordinary Item......        (7,213)              --            --     (22,264)
                              --------           -------      --------    -------
  Net (loss) income.....       (87,404)            2,001        12,097    (17,547)
Less: accretion of and
 6% dividend on
 preferred stock........          (330)             (902)         (676)      (689)
  Net (loss) income
   available to common         (87,734)          $ 1,099      $(11,421)   (18,236)
   stockholders.........      ========           =======      ========    =======
Income (loss) income per
 common share:
  (Loss) income per
   common share from
   continuing
   operations...........      $  (3.38)          $  0.54      $   0.48    $  0.13
  (Loss) per common
   share from
   discontinued
   operations...........         (0.30)              --            --         --
Extraordinary (loss) per           --              (0.49)          --       (0.71)
 common share...........      --------           -------      --------    -------
  Net (loss) income per       $  (3.68)          $  0.05      $   0.48    $ (0.58)
   common share.........      ========           =======      ========    =======

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(1) In accordance with Securities and Exchange Commission Staff Accounting
   Bulletin No. 83 ("SAB No. 83") all common equivalent shares and other potentially dilutive instruments (including stock options and warrants) issued during the twelve month period prior to the initial filing date of the Company's initial public offering Registration Statement have been included in the calculation as if they were outstanding for all periods presented. The common equivalent shares for stock options and warrant were determined using the treasury stock method at the initial public offering price of $15.00 per share.

(2) Fully diluted net (loss) income per share is the same as primary net
   (loss) income per share.